Exhibit (e)(3)

Dated: September: 18, 2006

Amended Exhibit A to Distribution Agreement
between
Funds Distributor, Inc.
and
TDAM Asset Management USA Funds Inc.

TD ASSET MANAGEMENT USA
FUNDS INC. TDAM Money Market Portfolio
TDAM U.S. Government Portfolio
TDAM Municipal Portfolio
TDAM California Municipal Money Market Portfolio
TDAM New York Municipal Money Market Portfolio
TDAM Enhanced Cash Portfolio
TDAM Short-Term Bond Portfolio
TDAM Institutional Money Market Portfolio
TDAM Institutional U.S. Government Portfolio

TD ASSET MANAGEMENT USA FUNDS INC.

By:	/s/ George O. Martinez George O. Martinez, President

FUNDS DISTRIBUTOR, INC.

By:	/s/ Brian K. Bey Brian Bey, President